MACKENZIE REALTY CAPITAL, INC.
ARTICLES OF AMENDMENT

MacKenzie Realty Capital, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that (a) at the Effective Time (as defined below), every ten shares of common stock, $0.0001 par value per share, of the Corporation that were issued and outstanding immediately prior to the Effective Time shall be converted into one issued and outstanding share of common stock, $0.001 par value per share (the “Reverse Stock Split”), and (b) no fractional shares will be issued in connection with the Reverse Stock Split; rather, stockholders who would have otherwise been issued a fractional share (less than a whole share) of the Corporation’s common stock as a result of the Reverse Stock Split will instead receive a cash payment in lieu of such fractional share in an amount equal to the applicable fraction multiplied by the closing price of the Corporation’s common stock on the date that includes the Effective Time (as adjusted for the Reverse Stock Split) as reported on the Nasdaq Stock Market, without any interest.

SECOND: The foregoing amendment (the “Amendment”) was duly advised by the Board of Directors of the Corporation in the manner and by the vote required by the Maryland General Corporation Law and the Charter and is limited to a change expressly authorized by Section 2-309(e) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: The Amendment does not increase the authorized stock of the Corporation.

FOURTH: These Articles of Amendment shall be effective (the “Effective Time”) at 5:00 p.m., Eastern Time, on August 4, 2025.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 1st day of August, 2025.

ATTEST: MACKENZIE REALTY CAPITAL, INC.

__________________________ By: _________________________
Chip Patterson, Secretary Robert Dixon, President